EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Julie Parenzan Interphase Corporation 214-654-5000 pr@iphase.com	Joseph Hassett Interphase Corporation 866-630-INPH ir@iphase.com
Interphase Announces 2009 Fourth Quarter and Full Year
Financial Results
PLANO, Texas — February 4, 2010 — Interphase Corporation (NASDAQ: INPH), a leading global provider of solutions for converged communications networks, today reported financial results for its fourth quarter and full year ended December 31, 2009.
Revenues for the fourth quarter of 2009 were $4.7 million compared to $5.2 million for the fourth quarter of 2008. Revenues in the quarter were primarily impacted by broadband telecom revenues, which decreased approximately 17% to $3.9 million in the fourth quarter of 2009 compared to $4.8 million for the fourth quarter of 2008. Professional services revenues increased to $410,000 for the fourth quarter of 2009 compared to $154,000 for the fourth quarter of 2008. Gross margin percentage for the fourth quarter of 2009 was 37% compared to 50% for the fourth quarter of 2008. The decrease in gross margin percentage was primarily due to a revenue mix shift toward lower margin products. Fourth quarter 2009 operating expenses included a $1.2 million restructuring charge. The charge relates to the plan announced in December of 2009 and was undertaken to align the company’s spending with recent revenue trends and to enable additional investments in strategic growth areas. The plan is expected to result in savings of over $1.5 million in annualized operating costs. The company reported a net loss of $4.0 million, or $(0.57) per share for the fourth quarter of 2009, compared to a net loss of $1.3 million, or $(0.20) per share in the fourth quarter of 2008.
“2009 continued to be challenging for the telecommunications industry, and this was reflected in our financial results”, said Gregory B. Kalush, CEO and President of Interphase. “Deployment of new telecommunications equipment retreated in most major economies across the world. During this difficult period, we reduced spending during the fourth quarter to trim excess skills and conserve cash as the market picture grew less certain. During 2010 we will embark upon a multi-tiered strategy to sell our existing products to new customers and into new markets and to diversify our company into new and attractive markets by offering new products and services.”
For the full year of 2009, revenues decreased slightly to $25.6 million, compared to $26.2 million for the full year of 2008. Gross margin percentage decreased to 48% for the year ended December 31, 2009, compared to 53% for the year ended December 31, 2008. Included in operating expenses for 2009 and 2008 were restructuring charges of $1.2 million and $403,000, respectively. Net loss for 2009 was $5.6 million, or $(0.81) per share compared to a net loss of $3.0 million, or ($0.46) per share for 2008. The company’s balance sheet continues to be strong with a working capital position of $21.3 million, including cash and marketable securities of $17.8 million on December 31, 2009.
About Interphase Corporation
Interphase Corporation (NASDAQ: INPH) delivers solutions for network connectivity, interworking, packet processing, LTE, and security for key applications for the Communications, Mil/Aero, and Enterprise markets. Founded in 1974, Interphase provides expert customization services and contract manufacturing in addition to its COTS portfolio, and plays a leadership role in next generation AdvancedTCA® (ATCA), AdvancedMC™ (AMC), PCI-X, and PCIe standards and solutions. Interphase is headquartered in Plano, Texas, with sales offices across the globe. Clients include Alcatel-Lucent, Emerson Network Power, Fujitsu Ltd., Hewlett Packard, Samsung, and Sun Microsystems. Visit www.iphase.com.
Safe Harbor
This press release contains forward-looking statements with respect to financial results and certain other matters. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, without limitation, fluctuations in demand, the quality and price of similar or comparable networking products, access to sources of capital, general economic conditions in the company’s market areas, and that future sales and growth rates for the industry and the company could be lower than anticipated.
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Interphase, and the Interphase logo are trademarks or registered trademarks of Interphase Corporation. All other trademarks are the property of their respective owners.

Condensed Consolidated Financial Statements
Interphase Corporation
Condensed Consolidated Statements of Operations
(amounts in thousands, except per-share amounts)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2009	2008	2009	2008
Revenues	$4,676	$5,222	$25,585	$26,231
Gross margin	1,717	2,607	12,289	14,031
Research and development	2,218	1,851	7,970	9,198
Sales and marketing	1,424	1,248	5,753	5,237
General and administrative	1,130	1,124	4,275	4,100
Restructuring charge	1,236	—	1,236	403

Total operating expenses	6,008	4,223	19,234	18,938
Loss from operations	(4,291)	(1,616)	(6,945)	(4,907)
Loss before income tax	(4,236)	(1,567)	(6,656)	(4,289)
Net loss	(3,954)	(1,282)	(5,554)	(3,026)
Net loss per diluted share	$(0.57)	$(0.20)	$(0.81)	$(0.46)
Weighted average common and dilutive shares	6,911	6,562	6,899	6,550
Selected Consolidated Balance Sheet Information
(amounts in thousands)

	Dec. 31, 2009	Dec. 31, 2008
Cash and marketable securities	$17,839	$18,946
Accounts receivable, net	5,106	4,758
Inventories	1,699	2,329
Net property, plant and equipment	692	875
Total assets	28,647	31,248
Total liabilities	9,385	6,962
Total shareholders’ equity	$19,262	$24,286
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